Exhibit 99.8


                        Consent of Deloitte & Touche LLP
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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post Effective Amendment No. 3 to Registration Statement No. 33-86500 of Ameritas Life Insurance Corp. Separate Account LLVL of our reports dated February 1, 1997, on the consolidated financial statements of Ameritas Life Insurance Corp. (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for securities effective January 1, 1994) and the financial statements of Ameritas Life Insurance Corp. Separate Account LLVL appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Lincoln, Nebraska
February 27, 1997